Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces
Fiscal Third Quarter 2007 Financial Results
FREMONT, California — February 1, 2007 — Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, production and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal third quarter 2007, ended December 31, 2006.
Net revenues for the fiscal third quarter 2007 were $18.9 million, up approximately $3.1 million or 20% sequentially from $15.8 million recorded in the fiscal second quarter 2007. Net revenues increased approximately $3.5 million, or 23%, from the $15.4 million reported for the fiscal third quarter of 2006.
Net loss attributable to common stockholders for the fiscal third quarter 2007 was $2.6 million, or $(0.07) per basic and diluted share, including approximately $0.4 million in stock-based compensation costs and approximately $0.8 million in merger related expenses.
Sequentially, net loss attributable to common stockholders increased by $0.6 million compared to a net loss attributable to common stockholders of $2.0 million, or $(0.05) per diluted share, in the fiscal second quarter of 2007. During the third fiscal quarter of 2007, Therma-Wave reduced its net loss attributable to common stockholders by $1.3 million compared to a net loss attributable to common stockholders of $3.9 million, or $(0.11) per diluted share, including the impact of restructuring charges totaling $0.8 million, in the year ago period.
Boris Lipkin, Therma-Wave’s president and chief executive officer, stated, “The strength of our sequential and year-over-year revenue growth during the fiscal third quarter of 2007 reflects the success of our products as well as our ability to meet our customers evolving needs for next generation advanced metrology production solutions. We are pleased with our bookings for the quarter coming in at $21.8 million representing a sequential increase of 16%. As we move forward with completing the recently announced acquisition with KLA-Tencor Corporation we continue to focus on delivering to our customers advanced technology products in the areas of thin film and optical critical dimension (OCD) metrology. Looking forward, we feel the proposed integration of Therma-Wave with KLA-Tencor will extend our latest metrology technologies to our customer base.”
Gross margin for the fiscal third quarter 2007 was 34.5% compared to 38.5% in the fiscal second quarter 2007 and 34.8% in the year ago period.

Cash and cash equivalents totaled $14.7 million as of December 31, 2006, reflecting cash utilization of $2.9 million during the fiscal third quarter.
On January 8, 2007, Therma-Wave announced the Company signed a definitive Merger Agreement under which KLA-Tencor Corporation has agreed to acquire Therma-Wave through a cash tender offer for $1.65 per share, or approximately $75 million. The tender offer is scheduled to expire at 12:00 midnight, Eastern Time, on Wednesday, February 14, 2007.
The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close by March 31, 2007.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative proprietary products and technologies. Therma-Wave is a world-wide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at: www.thermawave.com
Forward-Looking Statement Safe Harbor
The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among others, expectations concerning the completion of the merger with KLA-Tencor, extending Therma-Wave’s latest metrology technologies to a broader market through integration with KLA-Tencor, and the expiration of the tender offer. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, among others, risks of integration of Therma-Wave’s and KLA-Tencor’s businesses, industry conditions, including competition, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Therma-Wave stockholders will tender their stock, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be met, including that a governmental or regulatory authority may prohibit or delay the consummation of the transaction, that Therma-Wave’s stockholders or a governmental or regulatory authority may institute legal proceedings against Therma-Wave that have a material adverse effect on our business. Therma-Wave’s business also may be materially and adversely affected by other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control. If the transaction does not close, Therma-Wave’s stock price may significantly decrease, and it may materially impact our business. Among other things, we could lose customers, our management could be distracted, and we could suffer increased employee attrition. For additional risk factors, please see Therma-Wave’s SEC reports, including the Annual Report on Form 10-K for the fiscal year ended April 2, 2006 and the Quarterly Report on Form 10-Q for the fiscal quarters ended July 2, 2006 and October 1, 2006 and our Current Reports on Form 8-K, which are available at the SEC’s website at http://www.sec.gov. Therma-Wave disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2006	April 2, 2006

Assets
Current assets:
Cash and cash equivalents	$14,656	$20,623
Accounts receivable, net	11,086	12,701
Inventories	26,475	22,353
Other current assets	713	1,621

Total current assets	52,930	57,298

Property and Equipment, net	835	789
Other assets, net	1,207	1,291

Total assets	$54,972	$59,378

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$7,278	$4,062
Accrued liabilities	13,745	13,642
Warrants and embedded derivatives	1,044	2,178
Deferred revenues	5,639	7,874
Term loan facility, net	4,508	4,896

Total current liabilities	32,214	32,652

Non-current deferred revenues	896	662
Other long-term liabilities	703	1,076

Total liabilities	33,813	34,390

Series B redeemable convertible preferred stock	7,426	6,940

Stockholders’ equity	13,733	18,048

Total liabilities, redeemable convertible preferred stock and stockholder’ equity	$54,972	$59,378

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Net revenues:
Product	$14,548	$10,488	$38,847	$35,556
Service and parts	4,361	4,940	13,789	14,676

Total net revenues	18,909	15,428	52,636	50,232

Cost of revenues:
Product	8,773	6,121	22,810	20,545
Service and parts	3,607	3,939	10,358	11,260

Gross profit	6,529	5,368	19,468	18,427

Operating expenses:
Research and development	3,302	2,755	9,570	9,643
Selling, general and administrative	6,147	5,707	16,474	18,384
Restructuring	10	800	87	4,530

Total operating expenses	9,459	9,262	26,131	32,557

Operating loss	(2,930)	(3,894)	(6,663)	(14,130)

Other income (expense):
Gain on sale of product line	—	—	—	8,721
Interest expense	(203)	(205)	(609)	(352)
Interest income	138	103	533	178
Fair value adjustment — warrants and embedded derivatives and other, net	452	(1)	1,173	(64)

Total other income, net	387	(103)	1,097	8,483

Loss before provision for income taxes	(2,543)	(3,997)	(5,566)	(5,647)
Provision (benefit) for income taxes	(275)	(157)	(852)	(105)

Net loss	(2,268)	(3,840)	(4,714)	(5,542)

Accretion of Series B preferred stock to redemption value including dividends accrued	(322)	(98)	(957)	(98)

Net loss attributable to common stockholders	$(2,590)	$(3,938)	$(5,671)	$(5,640)

Net loss per share:
Basic & Diluted	$(0.07)	$(0.11)	$(0.15)	$(0.15)

Weighted average common shares outstanding:
Basic & Diluted	36,862	36,879	36,819	36,647

Stock-based compensation expense (benefit) included in:
Cost of revenues	43	(2)	122	—
Research and development	68	(17)	218	(263)
Selling, general and administrative	282	(9)	876	(4)

Total stock-based compensation expense (benefit)	$393	$(28)	$1,216	$(267)

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